Exhibit 10.12

AMENDMENT TO EMPLOYMENT AGREEMENT

WHEREAS ProSight Specialty Insurance Holdings, Inc. (the “Company”), a Delaware corporation, and Joseph Beneducci (the “Executive”) are parties to an Employment Agreement, dated September 14, 2010 (“Employment Agreement”);

WHEREAS, the Company and the Executive desire to amend the Employment Agreement to provide that the Company’s election not to extend the Term shall be deemed a termination without Cause for which the Executive shall not be entitled to any Severance Payments; and

WHEREAS, other than as provided under this amendment to the Employment Agreement (“Amendment”), the terms of the Employment Agreement shall remain in full force and effect.

NOW, THEREFORE, in consideration of the mutual covenants contained in the Employment Agreement and other valid consideration, the sufficiency of which is acknowledged, the parties hereto agree to amend the Employment Agreement as follows, effective as of the date hereof.

1.1       Section 1.1 of the Employment Agreement is amended in its entirety to read as follows:

“Term. The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, in each case pursuant to this Employment Agreement, for a period commencing on the date hereof (such date, the “Effective Date”) and ending on the earlier of (i) the fifth (5th) anniversary of the Effective Date and (ii) the termination of the Executive’s employment in accordance with Section 4 hereof (the “Term”). The Term shall be extended for an additional one year period on the fifth (5th) anniversary of the Effective Date, and each subsequent anniversary thereof, absent ninety (90) days advance written notice of non-extension from either party to the other. In the event the Company elects not to extend the Term (other than for Cause), the Executive’s employment shall be deemed to be terminated “without Cause” for all purposes under this Employment Agreement on the last day of the Term, and the Executive shall cease to provide services to the Company in the capacity of an employee following such date.”

1.2       Section 4.2(b) of the Employment Agreement is amended in its entirety to read as follows:

“Termination by the Company Without Cause; Termination by the Executive for Good Reason. Except due to the Company’s election not to extend the Term pursuant to Section 1.1 hereof, if the Executive’s employment is terminated (x) by the Company without Cause or (y) by the Executive for Good Reason, in addition to the Accrued Amounts, the Executive shall be entitled to (i) the Pro Rata Bonus and (ii) a payment equal to two (2) times the amount of the Base Salary at the rate in effect on the Termination Date plus two (2) times the Target Annual Bonus Opportunity for the calendar year in which the Termination Date occurs (the “Severance Payment”); provided, however, that the amount of the Severance Payments shall not be less that $2,500,000. The Company’s obligations to make the Severance Payments shall be conditioned upon: (i) the Executive’s continued compliance with his obligations under Section 5 hereof, and (ii) the Executive’s execution, delivery and non-revocation within sixty (60) days following the Termination Date of a valid and enforceable general release of claims (the “Release”) substantially in the form attached hereto as Exhibit A. The Severance Payments shall be paid in equal installments on the Company’s regular payroll dates during the twenty four (24) month period beginning with the first payroll period following the expiration of the period of time following Executive’s delivery of an executed Release to the Company permitted for Executive to revoke the release in accordance with applicable law. For the avoidance of doubt, the Executive shall not be entitled to any Severance Payments in the event that the Company, pursuant to Section 1.1 hereof, provides notice of its intent not to extend the Term.”

1.3       Entire Agreement. The Employment Agreement and this Amendment constitute the entire agreement between the parties hereto, and supersedes all prior representations, agreements and understandings (including any prior course of dealings), both written and oral, between the parties hereto with respect to the subject matter hereof. To the extent that any term or provision of such other agreements or the Company’s policies or procedures conflict with the Employment Agreement and this Amendment, the terms and provisions of the Employment Agreement and this Amendment will govern and prevail.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and effective as of the day and year written below.

ProSight Specialty Insurance Holdings, Inc.

By:	/s/ Sumit Rajpal
	Name:	Sumit Rajpal
	Title:	Vice President

/s/ Joseph Beneducci
Joseph Beneducci

DATE: November 4, 2010

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